WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from Krupp
Realty Fund 7 Financial Statements for the twelve months ended December 31,
1998 and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               DEC-31-1998
<CASH>                                         629,483
<SECURITIES>                                         0
<RECEIVABLES>                                  252,086<F1>
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               399,594
<PP&E>                                      22,578,139<F2><F4>
<DEPRECIATION>                            (12,884,776)<F3><F4>
<TOTAL-ASSETS>                              10,974,576
<CURRENT-LIABILITIES>                          558,157
<BONDS>                                     10,323,428<F4><F5>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                        92,941<F6>
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>                10,974,526
<SALES>                                              0
<TOTAL-REVENUES>                             3,989,189<F7>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             3,369,250<F8>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                             918,569
<INCOME-PRETAX>                                      0
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                                  0
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                676,316<F4>
<CHANGES>                                            0
<NET-INCOME>                                   377,686<F9>
<EPS-PRIMARY>                                        0<F9>
<EPS-DILUTED>                                        0(F9>

<F1>Includes all receivables included in "prepaid expenses and other assets"
on the Balance Sheet.
<F2>Multi-family complexes of $22,262,484 and deferred expenses of $315,655.
<F4>The Partnership sold Nora Corners Shopping Center to unaffiliated third parties with thirteen other properties for a total selling price of $138,000,000, of which the Partnership received $6,604,300, less repayment of the mortgage note payable and interest of $4,114,668 and its share of closing costs of $224,512. For financial reporting purposes, the Partnership realized a gain of $676,316 on the sale.
<F3>Accumulated depreciation of $12,751,953 and accumulated amortization of $132,823.
<F5>Represents mortgage notes payable.
<F6>Total deficit of the General Partners of ($293,412) and equity of Limited
Partners of $386,353.
<F7>Includes all revenue of the Partnership.
<F8>Includes operating expenses of $1,587,476, real estate taxes of $360,747 and depreciation and amortization of $1,421,027.
<F9>Net income allocated $3,777 to the General Partners and $373,909 to the
Limited Partners. Average net income per Unit of Limited Partner interest is $13.75 on 27,184 Units outstanding.

